Exhibit 17.2

James Grosfeld

One Towne Square, Suite 1600

Southfield, Ml 48076

April 12, 2016

Mr. Richard Dugas

PulteGroup, Inc.

3350 Peachtree Road, NE

Atlanta, GA 30326

Dear Mr. Dugas,

I hereby resign from the Board of Directors of PulteGroup, Inc., effective immediately.

Very truly yours,

James Grosfeld